Exhibit 3.15

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

LONDAVIA INC.

The undersigned, Robert W. Webb, Secretary of LONDAVIA INC., does hereby certify as follows:

FIRST: That the name of the Corporation is LONDAVIA INC.:

SECOND: That the Certificate of Incorporation was filed in the Office of the Secretary of State of Delaware on the 15th day of October, 1998.

THIRD: That the Certificate of Incorporation of said Corporation has been amended as follows:

ARTICLE FIRST of the Certificate of Incorporation is hereby amended to read as follows: “FIRST: The name of the corporation is:

BRITANNIC AVIATION, INC.”

FOURTH: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Secretary hereinabove named, for the purpose of amending the Certificate of Incorporation of the Corporation, pursuant to the General Corporation Law of the State of Delaware, does hereby certify the adoption of the amendment, declaring that the facts herein stated are true, and accordingly has hereunto signed this Certificate this 14 day of May, 2004.

/s/ Robert W. Webb
Robert W. Webb, Secretary

State of Delaware Secretary of State Division of Corporations Delivered 06:14 PM 05/17/2004 FILED 06:01 PM 05/17/2004 SRV 040361595—2955911 FILE